EXHIBIT 9.1


                          PORTFOLIO LICENSE AGREEMENT

     This Agreement, dated as of January 3, 2018, is made by and between GKD Index Partners LLC d/b/a Alerian, a Delaware limited liability company ("Licensor"), and Guggenheim Funds Distributor, LLC ("GFD" or "Licensee"), as sponsor to the Alerian MLP Infrastructure & Income Portfolio (the "Trust").

                                    RECITALS
                                    --------

     A. GFD sponsors, underwrites, and distributes a wide array of unit investment trusts, including the Trust.

     B. Licensor has developed an Index (which includes without limitation selection criteria and methodology) set forth in Schedule A (the "Index"), and Licensor owns all rights in and to the Index and the proprietary data relating to the Index (such rights, including without limitation, copyright, trademark, and other proprietary rights and trade secrets, being hereinafter collectively referred to as the "Intellectual Property").

     C. Licensor uses in commerce and has trade name, trademark, and/or service mark rights to the marks set forth in Schedule B (such rights are individually and collectively referred to herein as the "Marks").

     D. Licensee wishes to use the Index, Intellectual Property, and the Marks in connection with the Trust.

     The parties agree as follows:

     1.   Grant of License.
          -----------------

     (a) Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Licensee a non-transferable (except as otherwise provided herein) license to use and refer to the Licensor Marks, the Index, and the Intellectual Property (i) in connection with the creation, issuance, sale, marketing, and promotion of the Trust in order to indicate (x) that the securities included in the Trust are determined through the use of the Index,
(y) the historical performance of the Index, and (z) that Licensor is the source of the Index; (ii) as may otherwise be required by applicable laws, rules or regulations, and court orders or under this Agreement; and (iii) in the name of the Trust (the "License").

     (b) Scope. Licensor agrees that no person or entity (including without limitation, the Trust) other than the Licensee shall need to obtain a license from Licensor with respect to the use of the Licensor Marks, Intellectual Property, and Index in connection with the creation, issuance, sale, marketing, and promotion of the Trust, and that Licensee has the right to sublicense the License to the Trust or other appropriate party if necessary or helpful in achieving the intent of this Agreement.

     (c) Ownership and Retention of Rights. The Licensee acknowledges that the Index and the Licensor Marks are the exclusive property of Licensor and that Licensor has and retains all Intellectual Property rights therein. Except as otherwise specifically provided herein, Licensor reserves all rights to the Index and the Licensor Marks, and this Agreement shall not be construed to transfer to the Licensee any ownership right to, or equity interest in, any of the Index or the Licensor Marks, or in any Intellectual Property rights pertaining thereto.

     (d) Duty to Maintain. During the term of this Agreement, Licensor shall use its best efforts to maintain in full force and effect U.S. federal registrations for the Licensor Marks.

     2. Term. The term of this Agreement shall commence as of the date set forth above and shall remain in full force and effect until the termination of the Trust.

     3. Fees. As consideration for the license granted herein, GFD shall pay to Licensor a license fee equal to seven basis points (0.07%) of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of the Trust (the "License Fee"). The License Fee shall be paid on a one-time basis on or before the fifteenth
(15th) day of the second (2nd) month after the close of the primary offering period. Licensor acknowledges that (a) GFD may at any time determine that it does not wish to go forward with a primary offering of the Trust and, if it so determines, GFD shall not be responsible for the payment of any License Fee under this Agreement, (b) GFD may delay the Deposit Date in its discretion, and
(c) GFD has full authority to determine the length of any offering period, and may shorten or lengthen such offering period for any reason in its sole discretion.

     4. Relationship of the Parties. This Agreement shall not be deemed to create any partnership or joint venture between GFD and Licensor, and the services provided by Licensor shall be as an independent contractor and not as an employee or agent of GFD. Licensor shall have no authority whatsoever to bind GFD on any agreement or obligation. Licensor agrees that it shall not hold itself out as an employee or agent of GFD.

     5. Confidentiality. A party may obtain proprietary, non-public information concerning the other party during the term of this Agreement. Each party shall keep such information confidential and shall not use such information in any manner. In no event shall the following information be deemed a disclosing party's proprietary, non-public information: (a) information that is or becomes generally available to the public other than as a result of disclosure by the receiving party; (b) information that was within the receiving party's possession prior to its being furnished by the disclosing party; (c) information that becomes available to the receiving party from a third party who is not, to the receiving party's knowledge, bound by an obligation of confidentiality to the disclosing party; and (d) information that is independently developed by the receiving party without the receiving party violating its obligations under this agreement. Notwithstanding the above, a receiving party may disclose the disclosing party's confidential information to the receiving party's affiliates and its and their respective employees, agents, advisors, directors, attorneys, consultants, and officers (collectively, "Representatives"), provided, however,
(a) such Representatives are made aware of this Agreement and agree to comply with the terms of this Agreement as if they were parties hereto and (b) information contained in the Licensor's audited financials may only be disclosed
(i) to Licensee's employees and (ii) for the sole purpose of assessing Licensor's viability as a going concern. Each party acknowledges that a breach of this Section would cause permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief in the event of any breach of the provisions of this
Section in addition to all other remedies available at law or in equity.

     6. Indemnification. Each party shall defend, indemnify, and hold harmless the other party from any and all liabilities, losses, damages, costs, and expenses (including reasonable attorneys' fees) which the other party suffers by reason of any claims, demands, actions, or suits brought by a third party arising from the other party's (a) failure to comply with this Agreement or (b) breach of a representation or warranty contained in this Agreement.

     7. Limitation of Liability. Neither party shall be liable to the other party for any liabilities, damages, costs, and expenses except for those resulting from the other party's breach of a representation or warranty contained in this Agreement, gross negligence, or willful misfeasance. Notwithstanding the above, in no event shall either party be liable to the other party for any punitive, special, indirect, consequential, incidental, or similar damages or losses, regardless of how such damages or losses arise. Nothing in this paragraph is intended to limit a party's right to indemnification under
Section 6.

     8.   Representations and Warranties.
          -------------------------------

     (a) GFD. GFD represents, warrants, and covenants that it is a limited liability company duly formed, existing, and in good standing under the laws of the State of Delaware, with full right, power, and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or its Articles of Incorporation or Bylaws.

     (b) Licensor. Licensor represents, warrants, and covenants that it is a limited liability company duly formed, existing, and in good standing under the laws of the State of Delaware, with full right, power, and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or any of its organizational documents. Licensor further represents, warrants, and covenants that (i) the Index, Intellectual Property, and Licensor Marks are the exclusive property of Licensor, (ii) neither the Index nor the Licensor Marks or the Intellectual Property and the License granted pursuant to this Agreement infringes or otherwise violates any third party's intellectual property rights or other proprietary rights, and (iii) neither Licensor nor any if its officers, directors, employees, members, or agents shall disclose in any manner any non-public information concerning the Trust prior to the Trust's deposit date.

     9.   Miscellaneous.
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     (a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflict of laws principles.

     (b) Arbitration. Except as to any matter as to which the parties may seek equitable relief, any dispute arising out of this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Any such arbitration shall be held in the city of Chicago, in the State of Illinois. The arbitrator of any such controversy shall not have the authority to modify or alter any express condition or provision of this Agreement. Any arbitration award rendered under this Section shall be final and binding, and judgment may be entered on the award in any court of competent jurisdiction.

     (c) Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof.

     (d) Assignment. Licensor shall not assign any rights or delegate any obligations under this Agreement without the prior written consent of GFD, which consent shall not be unreasonably withheld. Any assignment in violation of this provision shall be void. GFD may assign its rights and obligations under this Agreement to any successor in interest to all or substantially all of GFD's assets. This Agreement shall be binding upon the heirs, successors, legal representatives, and permitted assigns of the parties.

     (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     (f) Survival. The provisions of Sections 5, 6, 7, 9(a), 9(b), 9(d) and 9(f) shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

                                             GKD INDEX PARTNERS LLC, AS LICENSOR

                                                     By
                                                        ------------------------
                                                        Name: Kenny Feng
                                                        Title: President and CEO


                                              GUGGENHEIM FUNDS DISTRIBUTOR, LLC,
                                                         AS SPONSOR OF THE TRUST

                                                     By
                                                        ------------------------
                                                        Name: Dennis Dunleavy
                                                        Title: Managing Director


                                   SCHEDULE A
                                   THE INDEX

Index Methodology and Construction:
The Alerian Energy Infrastructure Capital Strength Select Index is a composite of North American midstream, refining, and utility companies chosen for their ownership of pipeline transportation assets, leverage profile, and above-market dividend payments.

A constituent must (1) earn the majority of its cash flow from qualifying midstream activities involving energy commodities, or (a) own at least 50% of the general partner (GP) of a US publicly traded partnership and (b) earn the majority of its cash flow from (i) petroleum refining or (ii) the retail distribution of electricity and/or natural gas; (2) for non-GPs, (a) have a credit rating from at least one of Moody's or S&P of at least Ba2 or BB, respectively; and (b) not have a credit rating from either of Moody's or S&P worse than Ba2 or BB, respectively; (3) have a cash indicative yield greater than the weighted average of the S&P 500 on the data analysis date; and (4) not be party to an announced transaction that will lead to a delisting of the security. For the criterion related to credit rating, GPs may qualify on their own merits or via their publicly traded affiliates. A non-constituent will only be added to the index during the (a) quarterly rebalancing process if it meets all criteria, or (b) special rebalancing process if it (i) is acquiring the constituent that is being removed and (ii) meets all criteria. Constituents will only be removed from the index for failing to meet criteria during the quarterly rebalancing process.

Quarterly rebalancings occur on the third Friday of each March, June, September, and December, and are effective at the open of the next trading day. In the event that the major US and Canadian exchanges are closed on the third Friday of March, June, September, or December, the rebalancing will take place after market close on the immediately preceding trading day. Data relating to constituent eligibility, additions, and deletions are analyzed as of 16:00 ET on the last trading day of February, May, August, and November. The index shares of each constituent are then calculated according to the system described below and assigned after market close on the quarterly rebalancing date. Since index shares are assigned based on prices on the last trading day of February, May, August, and November, the weight of each constituent on the quarterly rebalancing date may differ from its target weight due to market movements.

After market close on the last trading day of February, May, August, and November, any non-GP is removed for redundancy if its GP remains among the eligible securities. The mean indicative yield of the remaining securities is calculated, as well as the standard deviation of the data set. Any security whose indicative yield is greater than the mean plus two standard deviations is deemed to have an outlier yield and removed. For each GP that is removed for having an outlier yield, its LP is added back to the group of eligible securities if (1) it was removed solely for redundancy and (2) it does not have an outlier yield. The constituents are then assigned to either the Pass-Through or Corporate group based on their tax election. The Pass-Through group is assigned an index weight of 20%, and the Corporate group is assigned an index weight of 80%. The mean indicative yield is calculated for each group. Each security is assigned a factor value by subtracting the absolute value of the difference between its indicative yield and the mean indicative yield for its group from the mean indicative yield. Each security is assigned an index weight by dividing its factor value by the sum of all factor values for the group and multiplying by the group's total index weight.

                                   SCHEDULE B
                                 LICENSOR MARKS

Alerian